EMPIRE STATE REALTY TRUST ANNOUNCES ACQUISITION OF THE SCHOLASTIC BUILDING

New York, New York, December 2, 2025 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), announced that it has agreed to acquire 555-557 Broadway (the “Scholastic Building”) for $386 million. The property is located in the SoHo submarket of Manhattan, between Spring and Prince Streets with entrances on both Mercer Street and Broadway, and is comprised of approximately 368,000 square feet of office and 28,000 square feet of prime retail. The property is 70% leased, including a 15-year office lease with Scholastic (NASDAQ: SCHL) for 222,000 square feet and fully leased retail with a weighted average lease term of approximately 8 years. There is a three-floor block of over 110,000 square feet, a unique availability in a prime market. The all-cash transaction is expected to close in December 2025.
“We are pleased to welcome Scholastic to our roster of great companies who are our tenants and look forward to our new relationship with them,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer. “We are excited to bring this combination of contractual revenue, embedded growth, and significant value-creation potential from our ability to market the three uniquely large floors in a more than 110,000 square feet block.”

Adam Spies, Josh King and Avery Silverstein of Newmark (NASDAQ: NMRK) represented the seller in the transaction.

The Company has posted on the “Investors” section of its website (www.esrtreit.com) the latest investor presentation, which contains additional details on the transaction referenced herein.

About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) is a NYC-focused REIT that owns and operates a portfolio of well-leased, top of tier, modernized, amenitized, and well-located office, retail, and multifamily assets. ESRT’s flagship Empire State Building, the “World's Most Famous Building,” features its iconic Observatory, ranked the #1 Top Attraction in New York City for the fourth consecutive year in Tripadvisor’s 2025 Travelers’ Choice Awards: Best of the Best Things to Do. The Company is a recognized leader in energy efficiency and indoor environmental quality. As of September 30, 2025, ESRT’s portfolio is comprised of approximately 7.8 million rentable square feet of office space, 0.8 million rentable square feet of retail space and 743 residential units. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, TikTok, X, and LinkedIn.

Contact:
Investors

Empire State Realty Trust Investor Relations
(212) 850-2678
IR@esrtreit.com

Source: Empire State Realty Trust, Inc.
Category: Financial
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